Exhibit 99.1

MedMen Announces Promotion of Roz Lipsey to Chief Operating Officer

10/25/2021

LOS ANGELES—(BUSINESS WIRE)— MedMen Enterprises Inc. (“MedMen” or the “Company”) (CSE: MMEN) (OTCQX: MMNFF), a leading cannabis retailer with operations across the nation, today announced the appointment of Roz Lipsey to the role of Chief Operating Officer, effective immediately. Ms. Lipsey succeeds Tim Bossidy, who has served as interim Chief Operating Officer since 2020.

Ms. Lipsey has served on MedMen’s executive management team since 2020 in the role of Senior Vice President, Business Operations, and brings more than 25 years of operational experience, focusing on business start-up, scaling, and strategy. Previously, Ms. Lipsey was President of a vertically integrated cannabis operation in Arizona, where she successfully scaled its cultivation, manufacturing, wholesale and retail businesses prior to its acquisition by MedMen. She also held leadership positions at family investment office Jokake Companies, cotton company Volkart/Anderson Clayton, and the Foreign Agricultural Service.

“I’m pleased to promote Roz Lipsey to the role of COO. During her time at MedMen, she has proven to be a sharp, results-driven leader with a deep understanding of our business and the inherent complexities of a fast-growing multi-state cannabis operation,” said Tom Lynch, CEO, MedMen. “Her expertise and experience in this sector will be invaluable in this new phase of progress and momentum.”

Mr. Lynch added, “In his role as interim COO, Tim Bossidy has played a critical role in the implementation and acceleration of MedMen’s turnaround plan. He leaves us well-positioned to execute with a laser-focus on driving profitability, rapidly expanding to new markets, and delivering the industry’s premier retail experience.”

Mr. Bossidy will resume his role as Senior Director at SierraConstellation Partners, where he has developed the cannabis practice and served in a number of interim management roles in cannabis and in retail.

ABOUT MEDMEN:

MedMen is a premier American cannabis retailer with an operational footprint in California, Nevada, Illinois, Arizona, Massachusetts, and Florida. MedMen offers a robust selection of high-quality products, including MedMen-owned brands MedMen Red and LuxLyte through its premium retail stores, proprietary delivery service, as well as curbside and in-store pickup. MedMen Buds, an industry-first loyalty program, provides exclusive access to promotions, product drops and content. MedMen believes that a world where cannabis is legal and regulated is safer, healthier, and happier. Learn more about MedMen at www.medmen.com.

View source version on businesswire.com: https://www.businesswire.com/news/home/20211025005218/en/

MedMen Media Contact
Lisa Weser, MedMen@Trailblaze.co

MedMen Investor Relations Contact
Morry Brown, investors@MedMen.com